Exhibit F
Coliseum Capital Partners, L.P.
767 Third Ave 35th Floor
New York, NY 10017
August 3, 2010
BY FACSIMILE & FEDERAL EXPRESS
Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166
Attn: Mr. Darwin C. Dornbush, Corporate Secretary
Dear Mr. Dornbush:
Coliseum Capital Partners, L.P., a Delaware limited partnership (“Coliseum Capital”), is the beneficial owner of: (i) 674,162 shares of Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), of Benihana Inc., a Delaware corporation (the “Company”), 1,000 shares of which are held of record by Coliseum Capital (the “Class A Shares”), and (ii) 116,041 shares of Common Stock, par value $0.10 per share (the “Common Stock”), of the Company, 1,000 shares of which are held of record by Coliseum Capital (collectively with the Class A Shares, the “Shares”), as of the close of business on the date hereof.
On July 22, 2010, Coliseum Capital sent a written demand to the Company to inspect certain books, records and documents of the Company (the “Initial Demand Letter”). Pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”), the Company was required to provide such information or to reply to such demand within five business days after the written demand was made, and as of the date hereof, no such information nor any response has been received from the Company, nor has any response from the Company regarding any deficiency in such Initial Demand Letter been received.
As the record holder of the Shares, Coliseum Capital hereby renews its written demand under oath, pursuant to Section 220 of the DGCL, during the usual hours for business, to inspect the following books, records and documents of the Company and to make copies or extracts therefrom:
(a) A complete record or list of the holders of the Class A Common Stock and Common Stock, certified by its transfer agent(s) and/or registrar(s), showing the name, address and number of shares registered in the name of each such holder as of the date hereof and the record date established for the 2010 annual meeting of stockholders of the Company (which record date we understand to be August 10, 2010) and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”) or any other meeting of stockholders held in lieu thereof (the date hereof and the record date, the “Determination Date”);
(b) A magnetic computer tape list, cd-rom or other electronic medium of the holders of the Class A Common Stock and Common Stock as of the Determination Date, showing the name, address and number of shares registered in the name of each such holder; such computer processing data as is necessary for Coliseum Capital to make use of such magnetic computer tape; and a hard copy printout of such magnetic computer tape for verification purposes;

(c) A stop list or stop lists relating to shares of Class A Common Stock and Common Stock of the Company and any additions or deletions thereto, and any daily transfer sheets after the Determination Date;
(d) All information in the Company’s, its transfer agent’s or its proxy solicitor’s or any of their agents’ possession, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number, identity of, and shares held by the actual beneficial owners of the Class A Common Stock and Common Stock as of the Determination Date, including an alphabetical breakdown of any holdings in the respective names of Cede & Co. and other similar depositories or nominees as well as any material request list provided by Broadridge Financial Solutions, Inc. and any omnibus proxies issued by such entities;
(e) All information in or which comes into the Company’s or its proxy solicitor’s or any of their agents’ possession or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners of the Class A Common Stock and Common Stock in the format of a magnetic computer tape, cartridge file or other electronic medium of such owners showing the name, address and number of shares registered in the name of each such owner; such computer processing data as is necessary for Coliseum Capital to make use of such magnetic computer tape or cartridge; and a hard copy printout of such magnetic computer tape or cartridge for verification purposes (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from Broadridge Financial Solutions, Inc.);
(f) All “respondent bank” lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act;
(g) A list of stockholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan in which voting of Class A Common Stock and Common Stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing (i) the name and address of each such participant, (ii) the number of shares of Class A Common Stock and Common Stock attributable to each such participant in any such plan, and (iii) the method by which Coliseum Capital or its agents may communicate with each such participant, as well as the name, firm and phone number of the trustee or administrator of such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either they do not receive instructions or shares which are outstanding in the plan but are unallocated to any participant;
(h) A list of all holders of the Class A Common Stock and Common Stock and respondent banks (and their email addresses) who have elected to receive electronic copies of proxy materials with respect to meetings of stockholders of the Company pursuant so Rule l4a-l6(j)(2) of the Exchange Act; and

(i) A correct and complete copy of the bylaws of the Company.
Coliseum Capital demands that modifications, additions or deletions to any and all information referred to in paragraphs (a) through (i) be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.
Coliseum Capital will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.
The purpose of this demand is to enable Coliseum Capital to communicate with the Company’s stockholders in connection with the election of directors at the Annual Meeting, and any other matters as may properly come before the Annual Meeting.
Coliseum Capital hereby designates and authorizes Arthur Crozier, Co-Chairmen of Innisfree M&A Incorporated, and any other persons designated by him or by Coliseum Capital, acting singly or in any combination, to conduct the inspection and copying herein requested. It is requested that the materials identified above be made available to the designated parties immediately. Accordingly, please advise Mr. Crozier, at (212) 750-5837, as promptly as practicable, when the items requested above will be made available to Coliseum Capital. If the Company contends that this demand is incomplete or is otherwise deficient in any respect, please notify Coliseum Capital immediately in writing, with a copy to William D. Regner, Esq., of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, telephone (212) 909-6698, facsimile (212) 521-7698, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Coliseum Capital will assume that the Company agrees that this demand complies in all respects with the requirements of the DGCL. Adam Gray, as managing director of Coliseum Capital and on behalf of Coliseum Capital, not in his personal capacity, hereby certifies under penalty of perjury under the laws of the United States that the statements made herein are true and correct. Coliseum Capital reserves the right to withdraw or modify this demand at any time.

Very truly yours, Coliseum Capital Partners, L.P.
By:	Coliseum Capital, LLC, general partner

By:	/s/ Adam Gray
	Name:	Adam Gray
	Title:	Managing Director